Exhibit 99.1

Secured Digital Revenue up 50 Percent as Company Reports Record Quarter

    SADDLE BROOK, N.J.--(BUSINESS WIRE)--Nov. 15, 2005--Secured Digital Applications, Inc. (OTCBB:SDGL), which develops practical digital solutions for a variety of industries, today announced record revenue of $8.3 million in the third quarter, up 53 percent from the comparable period in 2004.
    In its quarterly report filed with the Securities & Exchange Commission on Monday, the company reported $22.36 million of revenue for the first nine of months of 2005, up 50 percent over the same period in 2004. The company's management recently reaffirmed its revenue estimate of $28-30 million for the full year. Secured Digital had revenue of $20.44 million in 2004.
    Patrick Lim, Chairman and CEO attributed the record quarter to both continued growth in the company's core businesses and to the results of Secured Digital's strategy of diversification into related lines of business.
    "Since we began our strategy of diversifying our operations by identifying businesses that complemented existing operations and making careful acquisitions, the company has consistently improved its results," Lim said. He noted that the company's entry into retail sales of Apple computers and related equipment had contributed about 13 percent of the company's revenue.
    "We believe that the cross-selling opportunities between our operating companies creates a whole that is greater than the sum of its parts," Lim continued, "and that the strategy of diversification and opportunistic acquisitions is a significant contributor to the growth of our core businesses. Since the company began to implement its program of strategic acquisitions in 2003, quarterly revenue has more doubled," Lim said.
    Gross profit for the quarter was reported at $743,234, approximately 19 percent higher than the comparable period in 2004, the company said. Net income from continuing operations was $161,671, about 31% higher than the comparable period in 2004.
    The company recorded a charge of $1,146,827 in connection with the early retirement in August of convertible preferred shares of a subsidiary. After accounting for the one-time charge, the company reported a loss of less than one cent per share.
    Lim said that the decision to retire the convertible debt and convertible preferred shares, announced earlier this year, was intended to improve bottom line earnings through the reduction of interest and preferred stock dividends by about $550,000 per year.
    "Although our results for the quarter were impacted by the successful implementation of our strategy," Lim said. "Management believes that it is money well spent for the long-term benefit of the company and its shareholders."

    About Secured Digital Applications:

    Secured Digital Applications, Inc. and its subsidiaries are involved in the development of practical applications for digital technology in home and industry. The SDGL companies include businesses that focus on the integration and provision of secured shipping and supply chain management service; the sale of biometrics security systems; and development of Web based interactive multimedia content; systems integration, servicing of computers, the sale of the EyStar SmartHome Management System, broadband modems, IP cameras, Apple computers and peripherals. For more information, please visit www.digitalapps.net, www.eystar.com and www.gallant-it.com.my.

    Safe Harbor Statement:

    Information contained herein contains forward-looking statements and information that are based upon beliefs of, and information currently available to, management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Secured Digital Applications, Inc. does not undertake to update, revise or correct any forward-looking statements. Investors are cautioned that current results are not necessarily indicative of future results, and actual results may differ from projected amounts. For more complete information concerning factors that could affect the Company's results, reference is made to the Company's registration statements, reports and other documents filed with the Securities and Exchange Commission. Investors should carefully consider the preceding information before making an investment in the common stock of the Company.

    CONTACT: Secured Digital Applications, Inc.
             Valerie Looi, 011 (603) 7955 4582
             valerie.looi@digitalapps.net
             Jay McDaniel, 201-399-4346